For Immediate Release

U.S. ENERGY CORP. ANNOUNCES $30.2 MILLION 2014 OIL AND GAS CAPITAL EXPENDITURE BUDGET

PROVIDES OIL AND GAS OPERATIONAL UPDATE

RIVERTON, Wyoming – February 11, 2014 – U.S. Energy Corp. (NASDAQ Capital Market:  USEG) (“USEG” or the “Company”), today reported its 2014 oil and gas capital expenditure budget and provided an operational update on its oil and gas initiatives.

2014 Oil and Gas Capital Expenditure Budget:

The Company’s Board of Directors has approved a $30.2 million oil and gas capital expenditure budget for 2014.  Under the approved budget, the Company has allocated $12.6 million for the Booth-Tortuga and Big Wells acreage blocks located in South Texas.  The Buda Limestone formation is currently being developed on both prospects.  The Booth-Tortuga lease is operated by Contango Oil and Gas Company (“Contango”) and the Big Wells acreage block is operated by U.S. Enercorp Ltd. (“Enercorp”).  In the Booth-Tortuga drilling program, the operator has contracted a full time drilling rig for 2014.  USEG’s 2014 budget anticipates the drilling of 9 gross (2.7 net to USEG) wells in the Booth-Tortuga program.  In the Big Wells program, USEG has budgeted to drill 3 gross (.45 net to USEG) wells during the year.

Also under the 2014 budget, the Company has allocated $9.6 million for its three drilling programs in the Williston Basin of North Dakota.  The Company anticipates participating in the drilling of approximately 23 gross (~1.1 net) wells during the year.

Additionally, the Company has budgeted $8 million for the acquisition of additional acreage in South Texas and North Dakota (as warranted) and/or for the acquisition of producing properties with associated proven reserves.  In 2014, the primary focus of the Company will be South Texas and the Williston Basin, two of the leading oil production growth regions in the U.S.

Actual timing of drilling and completing wells and the anticipated number of gross and net wells could vary in each region based on drilling results or other factors.  Further, amounts budgeted for each regional drilling program may be allocated to other regions and are also subject to change based on a number of additional factors including, but not limited to, spud to spud timing, well costs and any related drilling complications encountered, drilling and completion success, availability of capital and weather-related issues.

The Company plans to fund its budget from cash on hand, cash flow from operations, and borrowings under its secured revolving credit facility with Wells Fargo, as warranted.

Press Release
February 11, 2014

Operations Update:

South Texas - Buda Limestone Formation

Booth-Tortuga Prospect (~30% working interest / ~22.5% net revenue interest)

The Company participates with Contango in approximately 10,140 gross (3,042 net) acres in the Booth-Tortuga acreage block in Dimmit County, Texas, which is prospective for the Buda Limestone (“Buda”) and other formations.

The Beeler #2H well began producing on May 10, 2013.  The well has produced approximately 136,716 gross barrels of oil equivalent (“BOE”) through January 31, 2014.

The Beeler #3H well began producing on September 20, 2013.  The well has produced approximately 57,681 gross BOE through January 31, 2014.

The Beeler #4H well began producing on October 12, 2013.  The well has produced approximately 96,997 gross BOE through January 31, 2014.

In October 2013, Contango spud the fourth well in the program targeting the Buda formation, the Beeler #5H well.  Mechanical problems were encountered while drilling the curve of the well.  We have temporarily abandoned the hole due to these down hole issues, but expect to reenter at a later date for a Buda sidetrack opportunity.

On December 2, 2013, Contango spud the fifth well in the program targeting the Buda formation, the Wood Unit B #1H well.  The well was drilled to a total measured depth of 11,420 feet, including a 4,044 foot lateral.  The well was completed open hole without fracture stimulation, and commenced production in January, 2014 with an initial thirty day average production rate of 338 gross BOE/D (~27% oil).

On December 26, 2013, Contango spud the sixth well in the program targeting the Buda formation, the Beeler #7H well.  The well was drilled to a total measured depth of 12,066 feet, including a 4,866 foot lateral.  The well was completed open hole without fracture stimulation and commenced production in January, 2014.  Initial flow rates have been positive, and we plan to announce the 30 day average production rates in our next operational update.

On January 19, 2014, Contango spud the Beeler #8, the well was drilled to a total measured depth of 11,735 feet, including a 4,535 foot lateral.  Contango will begin natural completion operations without fracture stimulation and expects this well to be online in late February, 2014.

Additionally under the Booth-Tortuga prospect, the Beeler #6H well is being prepared by Contango to spud this week.

Big Wells Prospect

On August 5, 2013, under an area of mutual interest election, the Company acquired a 15% working interest (~ 11.25% net revenue interest) in an additional 4,243 gross (~636 net to the Company) acres from Enercorp, which is based in San Antonio, Texas.  The new leasehold is contiguous to the southwestern portion of the Booth-Tortuga acreage block held with Contango.  Under the terms of the election, the leasehold interest is subject to a 25% back-in upon project payout.

Press Release
February 11, 2014

The Willerson #1H well, targeting the Buda formation was drilled to a total measured depth of 11,030 feet, including a 4,106 foot lateral.  The well began producing in October, 2013 with an early initial flow rate of 1,039 BOE/D on a 22/64th choke and had an initial thirty day average production rate of 605 gross BOE/D (~67% oil). The well has produced approximately 32,581 gross BOE through January 27, 2014.

Additionally under the Big Wells prospect, the Willerson #2H well was spud on February 3, 2014 and is currently being drilled by the operator.

During the month of January, 2014 the two above mentioned programs produced approximately 2,313 gross BOE/D, which results in of approximately 468 net BOE/D to the Company.

Williston Basin, North Dakota:

Bakken and Three Forks Formations

Williston Basin well status table:

Well Name	Operator	Formation	Spud Date	Working Interest	Net Revenue Interest	Status
Excalibur 4-25-36H	Emerald Oil Inc.	Three Forks	6/24/2013	0.82%	0.61%	Producing - IP 1,113 BOE/D
Excalibur 3-25-36H	Emerald Oil Inc.	Bakken	8/23/2013	0.82%	0.61%	Producing - IP 1,935 BOE/D
Caper 5-22-15H	Emerald Oil Inc.	Bakken	7/12/2013	0.73%	0.57%	Producing - IP 1,515 BOE/D
Caper 6-22-15H	Emerald Oil Inc.	Bakken	7/14/2013	0.73%	0.57%	Producing - IP 2,019 BOE/D
Pirate 5-2-11H	Emerald Oil Inc.	Bakken	9/15/2013	3.67%	2.82%	Producing - IP 1,537 BOE/D
Pirate 6-2-11H	Emerald Oil Inc.	Bakken	10/10/2013	3.67%	2.82%	Producing - IP 1,641 BOE/D
Hovde 33-4 2H	Statoil	Bakken	1/12/2013	2.47%	1.95%	Producing
Wayne Zumhof Federal 5300 44-15T	Oasis Petroleum	Three Forks	7/19/2013	4.34%	3.25%	Completing
Hovde 33-4 #3H	Statoil	Bakken	10/28/2013	2.45%	1.94%	Completing
Hovde 33-4 #4H	Statoil	Bakken	11/8/2013	2.45%	1.94%	Completing
Aspen Federal 5300 24-15B	Oasis Petroleum	Bakken	10/12/2013	4.34%	3.25%	Drilled - completion pending
Caper 2-15-22H	Emerald Oil Inc.	Bakken	9/25/2013	0.73%	0.57%	Drilled - completion pending
Birch Federal 5300 24-15T	Oasis Petroleum	Three Forks	11/3/2013	4.34%	3.25%	Drilled - completion pending
Caper 4-22-15H	Emerald Oil Inc.	Bakken	9/21/2013	0.73%	0.57%	Drilled - completion pending
Power Federal 5300 14-15B	Oasis Petroleum	Bakken	12/5/2013	4.34%	3.25%	Drilled - completion pending
Lloyd 34-3 #3H	Statoil	Bakken	12/25/2013	2.15%	1.70%	Drilling
Pirate 4-2-11H	Emerald Oil Inc.	Bakken	1/9/2014	3.67%	2.82%	Drilling
		Average:		2.50%	1.91%

“We are pleased to announce our 2014 CAPEX budget which reflects our continued focus on South Texas and the Williston Basin,” stated Keith G. Larsen, CEO of U.S. Energy Corp.  “In the Williston Basin, we anticipate maintaining our base production rates, while we remain continuously optimistic about the potential to add meaningful production gains and reserves related to our South Texas drilling program during 2014,” he continued.  “With the encouraging results we have seen to date, we are pleased that Contango has committed to a rig full time through 2014 as it will allow us to further define the Buda potential in the area and the boundaries in which it may produce in economic quantities.  We are still uncertain as to the localized natural fracture and fault systems and how each may impact or enhance hydrocarbon recoveries.  We will learn more from each well drilled as we progress through 2014,” he added.

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Press Release
February 11, 2014

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets in the Williston Basin of North Dakota and South Texas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 10-Q for the three and nine months ended September 30, 2013 which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, the Company’s expected future production and reserves, expected capital expenditures and projects, the sources and availability of funding for capital expenditures, its drilling and fracing of wells with industry partners and potential additional drilling opportunities, its ownership interests in those wells, the oil and natural gas targets or goals for the wells, current production volumes vs. actual sales volumes and future production rates.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended September 30, 2013) all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com